EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of PartnerRe Ltd. on Form S-3 of our reports dated February 10, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company's change in method of accounting for goodwill and derivative instruments and hedging activities) appearing and incorporated by reference in the Annual Report on Form 10-K of PartnerRe Ltd. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                                         /s/ Deloitte & Touche


Hamilton, Bermuda
April 30, 2003